SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2016

AMERICAN CANNABIS COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	Commission File Number 000-26108	94-2901715 (I.R.S. Employer Identification Number)

5690 Logan St # A, Denver, Colorado 80216

(Address of Principal Executive Offices and Zip Code)

(303) 974-4770

(Issuer's telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective November 28, 2016 the Company terminated the engagement of Jesus M. Quintero as its Chief Financial Officer and Principal Accounting Officer.

Effective November 28, 2016 the Company appointed Mr. James Michael Tuohey, Sr. as its Chief Financial Officer and Principal Accounting Officer. Mr. Tuohey is 55 years of age. There is no family relationship between any Company director or executive officer and Mr. Tuohey. There was no pre-existing arrangement or understanding between Mr. Tuohey and any other person(s) pursuant to which he was selected as the Company’s Chief Financial Officer and Principal Accounting Officer. The Company entered into a written agreement with Mr. Tuohey whereby the Company will pay Mr. Tuohey an agreed to hourly rate for his services.

Since the beginning of the registrant's last fiscal year to the effective date of Mr. Tuohey’s appointment, Mr. Tuohey has not been a participant, nor has he had any direct or indirect material interest in any transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000.

James Michael Tuohey is a graduate of the College of William and Mary. He is currently a partner in the firm of Prince and Tuohey, CPA LTD in Hot Springs AR and a partner in Bolmgren Retireplan, a Registered Investment Advisory firm located in Chicago IL. He has served in the role of CFO for several firms in the investment industry. He holds a license as a Certified Public Accountant and a Series 66 certification from the North American Securities Administrators Association (NASAA) exam administered by the Financial Industry Regulatory Authority (FINRA).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated December 1, 2016

AMERICAN CANNABIS COMPANY, INC.

By: /s/ Corey Hollister

Corey Hollister

Chief Executive Officer

(Principal Executive Officer)